As filed with the Securities and Exchange Commission on December 20, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Jive Software, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	42-1515522
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(Address of principal executive offices, including zip code)

2011 Equity Incentive Plan

2007 Stock Incentive Plan

2002 Stock Incentive Plan

(Full title of the plan)

Anthony Zingale

Chief Executive Officer

Jive Software, Inc.

325 Lytton Avenue, Suite 200

Palo Alto, California 94301

(650) 319-1920

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jeffrey D. Saper, Esq.
Robert G. Day, Esq.	William R. Pierznik, Esq.
Wilson Sonsini Goodrich & Rosati	Chief Legal Counsel
Professional Corporation	Jive Software, Inc.
650 Page Mill Road	325 Lytton Avenue, Suite 200
Palo Alto, CA 94304	Palo Alto, California 94301
(650) 493-9300	(650) 319-1920

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share:
-2011 Equity Incentive Plan	4,735,690(2)	$15.14(5)	$71,698,346.60	$8,216.63
-2007 Stock Incentive Plan	15,252,000(3)	$3.337(6)	$50,895,924.00	$5,832.67
-2002 Stock Incentive Plan	380,000(4)	$0.104(7)	$39,520.00	$4.53
TOTAL:	20,367,690		$122,633,790.60	$14,053.83

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2011 Equity Incentive Plan (the “2011 Plan”), the 2007 Stock Incentive Plan (the “2007 Plan”) and the 2002 Stock Incentive Plan (the “2002 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Shares of common stock reserved for issuance under the 2011 Plan consist of 4,735,690 shares of common stock to be issued under the 2011 Plan, 528,179 shares of which remained available for future awards under the 2007 Plan prior to the Registrant’s initial public offering and are now available for issuance under the 2011 Plan. In addition to the 4,735,690 shares registered directly under the 2011 Plan, to the extent outstanding awards under the 2007 Plan are forfeited or lapse unexercised and would otherwise have been returned to the share reserve under the 2007 Plan, the shares of common stock subject to such awards instead will be available for future issuance under the 2011 Plan. See footnote 3 below.
(3)	Any such shares of common stock that are subject to awards under the 2007 Plan which are forfeited or lapse unexercised instead will be available for issuance under the 2011 Plan. See footnote 2 above.
(4)	Any such shares of common stock that are subject to awards under the 2002 Plan which are forfeited or lapse unexercised instead will be available for issuance under the 2011 Plan. See footnote 2 above.
(5)	Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee on the basis of $15.14, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on December 19, 2011.
(6)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $3.337 per share.
(7)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $0.104 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the plans covered by this Registration Statement, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Jive Software, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1) The Registrant’s Prospectus filed with the Commission on December 13, 2011, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-176483), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed, and the Registration Statement on Form S-1 (File No. 333-178456) filed with the Commission on December 12, 2011, pursuant to Rule 462(b) of the General Rules and Regulations of the Securities Act; and

(2) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-35367) filed with the Commission on December 7, 2011, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents under certain circumstances.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, as currently in effect, provides that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware General Corporation Law, as so amended.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the Amended and Restated Bylaws of the Registrant, as currently in effect, provide that:

•

The Registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

•

The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•

The Registrant will not be obligated pursuant to the bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•

The rights conferred in the certificate of incorporation and bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

•	The Registrant may not retroactively amend the bylaw provisions to reduce its indemnification obligations to directors, officers, employees and agents.

In addition, the Registrant’s policy is to enter into separate indemnification agreements with each of its directors and officers that require the Registrant to indemnify its directors and officers, to the maximum extent permitted by applicable law, and also provide for certain procedural protections.

The indemnification obligations described above may be sufficiently broad to permit the indemnification of the Registrant’s directors and officers for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Amended and Restated Certificate of Incorporation.	S-1/A	333-176483	3.2	November 30, 2011

4.2*	Amended and Restated Bylaws.	S-1/A	333-176483	3.4	November 30, 2011

4.3*	Form of Common Stock Certificate.	S-1/A	333-176483	4.1	November 30, 2011

4.4*	2007 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2007 Stock Incentive Plan.	S-1/A	333-176483	10.1	August 24, 2011

4.5*	2002 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2002 Stock Incentive Plan	S-1/A	333-176483	10.2	November 30, 2011

4.6	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, independent auditor.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-176483), as declared effective on December 12, 2011.

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 20th day of December, 2011.

JIVE SOFTWARE, INC.

By:	/s/ Anthony Zingale
Anthony Zingale
Director and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony Zingale and Bryan LeBlanc, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-8 of Jive Software, Inc., and any or all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony Zingale Anthony Zingale	Director and Chief Executive Officer (Principal Executive Officer)	December 20, 2011

/s/ Bryan LeBlanc Bryan LeBlanc	Chief Financial Officer (Principal Financial Officer)	December 20, 2011

/s/ David G. DeWalt David G. DeWalt	Director	December 20, 2011

/s/ Jim Goetz Jim Goetz	Director	December 20, 2011

/s/ Jonathan Heiliger Jonathan Heiliger	Director	December 20, 2011

/s/ Bill Lanfri Bill Lanfri	Director	December 20, 2011

/s/ Sundar Pichai Sundar Pichai	Director	December 20, 2011

/s/ Chuck Robel Chuck Robel	Director	December 20, 2011

/s/ Ted Schlein Ted Schlein	Director	December 20, 2011

/s/ Bill Lynch Bill Lynch	Director	December 20, 2011

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Amended and Restated Certificate of Incorporation.	S-1/A	333-176483	3.3	November 30, 2011

4.2*	Amended and Restated Bylaws.	S-1/A	333-176483	3.4	November 30, 2011

4.3*	Form of Common Stock Certificate.	S-1/A	333-176483	4.1	November 30, 2011

4.4*	2007 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2007 Stock Incentive Plan.	S-1/A	333-176483	10.1	August 24, 2011

4.5*	2002 Stock Incentive Plan, as amended, and Form of Stock Option Agreement under 2002 Stock Incentive Plan	S-1/A	333-176483	10.2	November 30, 2011

4.6	2011 Equity Incentive Plan and Form of Stock Option Agreement under 2011 Equity Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of KPMG LLP, independent auditor.

23.2	Consent of KPMG LLP, independent registered public accounting firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference to exhibits filed with the Registrant’s Registration Statement on Form S-1, as amended (Registration No. 333-176483), as declared effective on December 12, 2011.